ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 Jacksonville, Florida 32202-5017 P. O. Box 240 Jacksonville, Florida 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

February 26, 2014

WidePoint Corporation

7926 Jones Branch Drive

Suite 250

McLean, Virginia, 22102

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form S-3 (Registration No. 333-193250) of WidePoint Corporation (the “Company”) under the Securities Act of 1933, as amended, for (i) the offer and sale of 7,876,497 shares of common stock, par value $0.001 per share, of the Company (the “Underwritten Shares”), and (ii) the sale by the Company, at the option of the underwriters, of up to 1,181,475 shares of common stock, solely to cover over-allotments (the “Option Shares” and, together with the Underwritten Shares, the “Shares”).

In connection with the offer and sale of the Underwritten Shares and any Option Shares, we have examined and are familiar with: (a) the certificate of incorporation and bylaws of the Company, as presently in effect, (b) the proceedings of and actions taken by the board of directors of the Company and a duly authorized committee of the Board of Directors in connection with the offer and sale of the Underwritten Shares and any Option Shares, and (c) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based on the documents set forth above, we are of the opinion that the Underwritten Shares have been duly authorized, and when delivered against payment therefore, will be legally issued, fully paid and nonassessable. Furthermore, based on the documents set forth above, we are of the opinion that any Option Shares have been duly authorized, and when duly issued and delivered against payment therefore, will be legally issued, fully paid and nonassessable.

We render no opinion as to the effect of the laws of any state or jurisdiction other than the corporate law of the State of Delaware. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

February 26, 2014

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus supplement relating to the offering of the Shares dated February 26, 2014. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FOLEY & LARDNER LLP